Exhibit 99.1

[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

FIRST BUSINESS REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

MADISON, Wis., October 26, 2017 (GLOBE NEWSWIRE) -- First Business Financial Services, Inc. (the “Company” or “First Business”) (NASDAQ:FBIZ) reported third quarter 2017 results including sequential earnings growth driven by record trust and investment performance, prudent operating expense management and solid net interest margin; partially offset by elevated recourse provision expense and net charge-offs related to two previously disclosed impaired loans.
Summary results for the quarter ended September 30, 2017 include:

•	Net income totaled $2.6 million, compared to $1.9 million in the linked quarter and $2.7 million in the third quarter of 2016.

•	Diluted earnings per common share measured $0.30, compared to $0.22 and $0.31 for the linked and prior year quarters, respectively.

•
Annualized return on average assets and annualized return on average equity measured 0.58% and 6.22%, respectively, for the third quarter of 2017, compared to 0.42% and 4.50% for the linked quarter and 0.59% and 6.69% for the third quarter of 2016.

•
Net interest margin measured 3.52%, compared to 3.64% in the linked quarter and 3.50% for the third quarter of 2016. Prepayment fees within our conventional portfolio contributed less than one basis point to the third quarter 2017 net interest margin, compared to 16 basis points and four basis points in the linked quarter and prior year quarter, respectively.

•	Trust and investment services fee income totaled a record $1.7 million, compared to $1.6 million in the linked quarter and $1.4 million for the third quarter of 2016.

•	Trust assets under management and administration reached a record $1.416 billion, compared to $1.338 billion at June 30, 2017 and $1.167 billion at September 30, 2016.

•	The Company’s efficiency ratio measured 66.56%, compared to 65.39% for the linked quarter and 63.63% for the third quarter of 2016.

•	Provision for loan and lease losses was $1.5 million, compared to $3.7 million for the linked quarter and $3.5 million for the third quarter of 2016.

•	SBA recourse provision was $1.3 million, compared to $774,000 for the linked quarter and $375,000 for the third quarter of 2016.

•	Net charge-offs measured an annualized 0.88% of average loans and leases, compared to 0.99% in the linked quarter and 0.44% for the third quarter of 2016.

•	Period-end gross loans and leases receivable measured $1.467 billion at September 30, 2017, compared to $1.458 billion at both June 30, 2017 and September 30, 2016.

•	Non-performing loans as a percent of total gross loans and leases receivable measured 2.26% at period end, compared to 2.55% and 1.76% at the end of the linked and prior year quarters, respectively.

“During the third quarter of 2017 we made progress in resolving certain impaired credits that have impacted our bottom line through both provision and recourse reserve expenses,” said Corey Chambas, President and Chief Executive Officer. “At the same time, we have stabilized loan balances and increased profitability from the prior quarter as we continue to build our client-facing teams in Kansas City and our specialty finance business lines, positioning our balance sheet for expected loan growth throughout our markets.”
Chambas added, “The ability to maintain net interest margin above our established 3.50% target reflects the continued success of our funding model and relationship approach to business banking. Likewise, we are very pleased to report solid conventional net loan growth in our established Wisconsin markets of approximately $80 million, compared to the third quarter of 2016. We believe this demonstrates the ability of our teams to execute growth objectives when appropriately staffed.”
Results of Operations
Net interest income was $14.9 million in the third quarter of 2017, compared to $15.5 million in the linked quarter and $15.3 million in the third quarter of 2016. Elevated second quarter 2017 fees collected in lieu of interest from loan payoffs

(“prepayment fees”) was the primary driver of higher net interest income in the linked quarter. Compared to the prior year period, net interest income in the third quarter of 2017 reflected a shift in the mix of loan originations toward lower-yielding conventional commercial loans, offset by runoff in the Company’s specialty lending portfolios. This was partially offset by successful efforts to manage deposit rates and increased rates on certain variable-rate loans following the Federal Open Market Committee’s decision to raise the targeted federal funds rate in December 2016, March 2017 and June 2017.
Net interest margin measured 3.52% for the third quarter of 2017, compared to 3.64% in the second quarter of 2017 and 3.50% in the third quarter of 2016. Despite unusually low loan prepayment fees, management is pleased to have maintained net interest margin above our stated goal of 3.50%. The collection of prepayment fees is, and will continue to be, an expected source of volatility to quarterly net interest income and net interest margin. Prepayment fees within our conventional portfolio totaling $7,000 were immaterial to net interest margin during the third quarter of 2017, while prepayment fees totaling $658,000 contributed 16 basis points to net interest margin in the second quarter of 2017 and prepayment fees totaling $189,000 contributed four basis points in the third quarter of 2016.
The rising rate environment resulted in modest increases in deposit pricing as necessary to serve the Company’s client relationships. As such, the average total deposit costs for the third quarter of 2017 increased to 0.74%, compared to 0.72% in the linked quarter and 0.71% in the prior year quarter. Similarly, the Company’s cost of total interest-bearing liabilities remained steady at 1.09% for the third quarter of 2017, flat compared to the linked quarter and up nominally from 1.04% in the prior year quarter. Management believes a modest increase in average total deposit costs may continue as the Company looks to effectively manage deposit relationships amid intense competition and continued expectation of a rising rate environment.
Non-interest income totaled $4.3 million, or 22.6% of total revenue, for the third quarter of 2017, compared to $4.7 million, or 23.4%, for the second quarter of 2017 and $3.6 million, or 19.2%, for the third quarter of 2016. The linked quarter comparison primarily reflected lower loan fees, partially offset by an increase in swap fees and moderately higher gains on the sale of SBA loans. The increase in non-interest income from the prior year primarily reflected an increase in trust and investment services fee income, strong swap income and higher gains from SBA loan sales.
Trust and investment services fee income totaled $1.7 million in the third quarter of 2017, increasing $5,000, or 0.3%, and $289,000, or 21.2%, compared to the linked and prior year quarters, respectively. Existing client relationships and business development efforts remained strong as trust assets under management and administration reached a record $1.416 billion at September 30, 2017, up $78.1 million, or 23.3% annualized, from the prior quarter and $249.1 million, or 21.3%, from September 30, 2016.
“Our trust and investment services business has been a stellar contributor for the Company for several years now,” Chambas commented. “What originally started as a retirement plan platform to meet the employee-benefit needs of our commercial clients has transitioned into a very successful wealth management business that we believe is scalable beyond our established Madison, Wisconsin market. Over the past 18 months we have added two experienced private wealth management producers in our Wisconsin markets; one in our Milwaukee market and one in our Northeast Wisconsin market. We are also excited to announce the September 2017 addition of an experienced private wealth management producer in Kansas City as we begin to build out our wealth management presence in our newest market.”
Non-interest expense was $14.2 million in both the third quarter of 2017 and the linked second quarter, and $15.8 million in the third quarter of 2016. The prior year period included $3.2 million in nonrecurring expense due to impairment of a historic tax credit investment, which corresponded with $3.6 million in tax credits recognized during the quarter, providing a net benefit to after-tax earnings of $430,000. Excluding this tax credit-related expense impact, third quarter 2016 non-interest expense totaled $12.6 million.
For the third quarter of 2017 the Company recognized a $1.3 million SBA recourse provision for estimated losses in the outstanding guaranteed portion of SBA loans sold. The provision reflected refinements to the recourse reserve estimate due to the migration of certain credits with potential guaranty eligibility issues during the third quarter. SBA recourse provisions of $774,000 and $375,000 were recognized in the second quarter of 2017 and third quarter of 2016, respectively. The total recourse reserve balance was $2.7 million at September 30, 2017. Changes to SBA recourse reserves may be a source of non-interest expense volatility in future quarters.
Third quarter 2017 compensation expense decreased by $737,000 compared to the linked quarter, primarily due to incentive compensation adjustments made to more closely align these expenses to the Company’s full year 2017 performance expectations. Compensation expenses were essentially flat compared to the third quarter of 2016.
Collateral liquidation costs increased to $371,000 for the third quarter of 2017, compared to $77,000 and $89,000 in the linked and prior year quarters, respectively. The increase primarily reflected the Company’s workout process related to two non-performing loans.

The Company’s third quarter 2017 efficiency ratio was 66.56%, compared to 65.39% for the linked quarter and 63.63% for the third quarter of 2016. Lower prepayment fees and loan fees, and an increase in collateral liquidation costs drove the modest decrease in operating efficiency compared to both the linked quarter and prior year quarter. Over time the Company intends to achieve its target efficiency ratio range of 58-62% through proactive expense management efforts, including through its recently completed charter consolidation and planned December 2017 core conversion, as well as long-term revenue initiatives, such as efforts to increase sustainable and high-quality SBA lending production.
The Company recorded provision for loan and lease losses totaling $1.5 million in the third quarter of 2017, compared to $3.7 million in the linked quarter and $3.5 million in the third quarter of 2016. Provision for the third quarter of 2017 reflected a $1.6 million charge-off related to a previously disclosed energy sector loan in connection with liquidating the underlying collateral during the quarter. The provision also included the partial charge-off of the previously disclosed $6.7 million Wisconsin-based commercial and industrial impaired loan due to further degradation of repayment sources during the quarter. Management continues to pursue all potential repayment sources related to this credit. These increases were partially offset by the reversal of a $1.8 million specific reserve based on the full repayment of a previously disclosed impaired construction loan originated in our Kansas City market. The payoff proceeds were received in October 2017, which will reduce non-performing loans by $2.5 million in the fourth quarter of 2017.
As of September 30, 2017, our direct exposure to the energy sector consisted of $669,000 in performing loans and leases receivable, or 0.05% of total gross loans and leases receivable, with no remaining unfunded commitments. Management believes the portfolio is adequately collateralized as of the end of the reporting period.
The effective tax rate was 26.6% in the third quarter of 2017, compared to 19.4% in the linked quarter. The third quarter 2016 effective tax rate was impacted by the recognition of the previously noted $3.6 million historic tax credit.
Balance Sheet
Period-end gross loans and leases receivable totaled $1.467 billion at September 30, 2017, increasing $8.5 million, or 0.6%, from June 30, 2017 and increasing $8.4 million, or 0.6%, from September 30, 2016. On an average basis, gross loans and leases of $1.471 billion increased by $829,000, or 0.1%, and $10.0 million, or 0.7%, compared to the second quarter of 2017 and third quarter of 2016, respectively.
“We continue to see solid pipelines in our Wisconsin markets and are committed to replicating this activity in our Kansas City market and nationwide SBA platform through continued opportunistic hiring of experienced lenders,” Chambas said. As of September 30, 2017, net conventional loan balances for the Company’s established Wisconsin markets increased $18.3 million compared to the linked quarter and $83.4 million compared to the prior year quarter, reflecting solid execution of the Company’s niche business banking model. The Company expects recent and ongoing investments in its Kansas City market and SBA platform to deliver similar growth outcomes over time, outpacing acquired portfolio runoff. “Moving forward, we anticipate high-quality loan growth will continue at a moderate pace as recently hired talent and anticipated hires gain momentum,” Chambas added.
Period-end in-market deposits - consisting of all transaction accounts, money market accounts and non-wholesale deposits - totaled $1.091 billion, or 69.6% of total bank funding at September 30, 2017, compared to $1.120 billion, or 72.0% at June 30, 2017 and $1.117 billion, or 71.0% at September 30, 2016. The decrease in in-market deposits compared to the linked quarter was primarily due to lower money market account balances, reflecting First Business Bank’s pricing discipline. Period-end wholesale bank funds were $476.7 million at September 30, 2017, including brokered certificates of deposit of $306.4 million, deposits gathered through internet deposit listing services of $26.8 million and Federal Home Loan Bank (“FHLB”) advances of $143.5 million. Consistent with the Company’s longstanding funding strategy to use the most efficient and cost effective source of wholesale funds, management continues to replace maturing wholesale deposits with fixed rate FHLB advances at various terms to meet its balance sheet management needs. Over time, management intends to maintain a ratio of in-market deposits to total bank funding sources in line with the Company's historical range of 60%-70%.
Asset Quality
Total non-performing loans were $33.2 million at September 30, 2017, decreasing by $3.9 million, or 10.6%, compared to $37.2 million at June 30, 2017 and increasing by $7.5 million, or 29.2%, compared to $25.7 million at September 30, 2016. The decrease to the linked quarter primarily reflected the aforementioned charge–offs related to an energy sector loan and the Wisconsin–based commercial and industrial impaired loan. As a percent of total gross loans and leases receivable, non-performing loans measured 2.26% at September 30, 2017, compared to 2.55% and 1.76% at the end of the linked quarter and third quarter of 2016, respectively. Included in these totals are non-performing loans originated in our Kansas City office, which totaled $21.1 million at September 30, 2017, compared to $20.9 million at June 30, 2017 and $12.8 million at September 30, 2016.

“We believe we have made progress in further resolving certain problem credits and implementing our Company’s credit policies and procedures across all of our markets,” Chambas said. “The significant steps we’ve taken over the past 18 months position us well to begin delivering improved asset quality and financial performance metrics.”
Capital Strength
The Company's capital ratios continued to exceed the highest required regulatory benchmark levels. As of September 30, 2017, total capital to risk-weighted assets was 11.91%, tier 1 capital to risk-weighted assets was 9.43%, tier 1 leverage capital to adjusted average assets was 9.39% and common equity tier 1 capital to risk-weighted assets was 8.86%. In addition, as of September 30, 2017, tangible common equity to tangible assets was 8.69%.
Quarterly Dividend
As previously announced, during the third quarter of 2017, the Company's Board of Directors declared a regular quarterly dividend of $0.13 per share. The dividend was paid on August 17, 2017 to shareholders of record at the close of business on August 7, 2017. Measured against third quarter 2017 diluted earnings per share of $0.30, the dividend represents a 43.3% payout ratio. The Board of Directors routinely considers dividend declarations as part of its normal course of business.

About First Business Financial Services, Inc.
First Business Financial Services, Inc. (NASDAQ:FBIZ) is a Wisconsin-based bank holding company focused on the unique needs of businesses, business executives and high net worth individuals. First Business offers commercial banking, specialty finance and private wealth management solutions, and because of its niche focus, is able to provide its clients with unmatched expertise, accessibility and responsiveness. For additional information, visit www.firstbusiness.com or call 608-238-8008.
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect First Business’s current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Such statements are subject to risks and uncertainties, including among other things:

•	Competitive pressures among depository and other financial institutions nationally and in our markets.

•	Adverse changes in the economy or business conditions, either nationally or in our markets.

•	Increases in defaults by borrowers and other delinquencies.

•	Our ability to manage growth effectively, including the successful expansion of our client support, administrative infrastructure and internal management systems.

•	Fluctuations in interest rates and market prices.

•	The consequences of continued bank acquisitions and mergers in our markets, resulting in fewer but much larger and financially stronger competitors.

•	Changes in legislative or regulatory requirements applicable to us and our subsidiaries.

•	Changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations.

•	Fraud, including client and system failure or breaches of our network security, including our internet banking activities.

•	Failure to comply with the applicable SBA regulations in order to maintain the eligibility of the guaranteed portion of SBA loans.
For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K for the year ended December 31, 2016 and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
Edward G. Sloane, Jr.
Chief Financial Officer
608-232-5970
esloane@firstbusiness.com

SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(in thousands)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
ASSETS
Cash and cash equivalents	$73,196	$63,745	$60,899	$77,517	$68,764
Securities available-for-sale, at fair value	131,130	136,834	147,058	145,893	154,480
Securities held-to-maturity, at amortized cost	38,873	37,806	38,485	38,612	35,109
Loans held for sale	—	3,491	3,924	1,111	2,627
Loans and leases receivable	1,466,713	1,458,175	1,480,971	1,450,675	1,458,297
Allowance for loan and lease losses	(19,923)	(21,677)	(21,666)	(20,912)	(20,067)
Loans and leases, net	1,446,790	1,436,498	1,459,305	1,429,763	1,438,230
Premises and equipment, net	3,048	2,930	3,955	3,772	3,898
Foreclosed properties	2,585	2,585	1,472	1,472	1,527
Bank-owned life insurance	39,988	39,674	39,358	39,048	29,028
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	5,083	2,815	4,782	2,131	2,165
Goodwill and other intangible assets	12,735	12,760	12,774	12,773	12,762
Accrued interest receivable and other assets	32,228	29,790	28,578	28,607	23,848
Total assets	$1,785,656	$1,768,928	$1,800,590	$1,780,699	$1,772,438
LIABILITIES AND STOCKHOLDERS’ EQUITY
In-market deposits	$1,090,524	$1,120,205	$1,104,281	$1,122,174	$1,116,974
Wholesale deposits	333,200	354,393	388,433	416,681	449,225
Total deposits	1,423,724	1,474,598	1,492,714	1,538,855	1,566,199
Federal Home Loan Bank advances and other borrowings	167,884	106,395	121,841	59,676	29,946
Junior subordinated notes	10,015	10,012	10,008	10,004	10,001
Accrued interest payable and other liabilities	17,252	12,689	11,893	10,514	6,361
Total liabilities	1,618,875	1,603,694	1,636,456	1,619,049	1,612,507
Total stockholders’ equity	166,781	165,234	164,134	161,650	159,931
Total liabilities and stockholders’ equity	$1,785,656	$1,768,928	$1,800,590	$1,780,699	$1,772,438

STATEMENTS OF INCOME

(Unaudited)	As of and for the Three Months Ended					As of and for the Nine Months Ended
(Dollars in thousands, except per share amounts)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	September 30, 2017	September 30, 2016
Total interest income	$18,634	$19,225	$18,447	$20,321	$18,898	$56,306	$57,796
Total interest expense	3,751	3,746	3,559	3,568	3,603	11,056	11,221
Net interest income	14,883	15,479	14,888	16,753	15,295	45,250	46,575
Provision for loan and lease losses	1,471	3,656	572	994	3,537	5,699	6,824
Net interest income after provision for loan and lease losses	13,412	11,823	14,316	15,759	11,758	39,551	39,751
Trust and investment services fee income	1,653	1,648	1,629	1,375	1,364	4,930	3,981
Gain on sale of SBA loans	606	535	360	546	347	1,501	3,854
Service charges on deposits	756	766	765	743	772	2,287	2,247
Loan fees	391	675	458	639	506	1,525	1,791
Other non-interest income	933	1,114	851	628	651	2,897	2,184
Total non-interest income	4,339	4,738	4,063	3,931	3,640	13,140	14,057
Compensation	7,645	8,382	8,683	7,091	7,637	24,710	24,454
Occupancy	527	519	475	481	530	1,521	1,538
Professional fees	995	1,041	1,010	1,144	1,065	3,046	2,888
Data processing	592	635	584	1,327	623	1,810	1,971
Marketing	594	582	370	628	528	1,546	1,710
Equipment	285	300	283	276	292	868	913
Computer software	715	639	683	553	539	2,037	1,607
FDIC insurance	320	381	380	483	444	1,081	989
Collateral liquidation costs	371	77	92	58	89	556	204
Net loss on foreclosed properties	—	—	—	29	—	—	93
Impairment of tax credit investments	112	112	113	171	3,314	338	3,520
SBA recourse provision	1,315	774	6	1,619	375	2,095	449
Other non-interest expense	760	779	881	663	317	2,404	1,574
Total non-interest expense	14,231	14,221	13,560	14,523	15,753	42,012	41,910
Income (loss) before income tax expense	3,520	2,340	4,819	5,167	(355)	10,679	11,898
Income tax expense (benefit)(1)	936	454	1,422	1,199	(3,020)	2,812	957
Net income(1)	$2,584	$1,886	$3,397	$3,968	$2,665	$7,867	$10,941

Per common share:
Basic earnings(1)	$0.30	$0.22	$0.39	$0.46	$0.31	$0.90	$1.26
Diluted earnings(1)	0.30	0.22	0.39	0.46	0.31	0.90	1.26
Dividends declared	0.13	0.13	0.13	0.12	0.12	0.39	0.36
Book value	19.04	18.96	18.83	18.55	18.35	19.04	18.35
Tangible book value	17.59	17.50	17.36	17.08	16.88	17.59	16.88
Weighted-average common shares outstanding(2)	8,621,311	8,601,379	8,600,620	8,587,814	8,582,836	8,606,080	8,569,613
Weighted-average diluted common shares outstanding(2)	8,621,311	8,601,379	8,600,620	8,587,814	8,582,836	8,606,080	8,569,613

(1)
Results as of and for the three and nine months ended September 30, 2016 have been adjusted to reflect early adoption of ASU 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.”

(2)	Excluding participating securities.
NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	September 30, 2017			June 30, 2017			September 30, 2016
	Average Balance	Interest	Average Yield/Rate(5)	Average Balance	Interest	Average Yield/Rate(5)	Average Balance	Interest	Average Yield/Rate(5)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$966,711	$10,922	4.52%	$959,176	$10,620	4.43%	$947,167	$10,656	4.50%
Commercial and industrial loans(1)	448,955	6,187	5.51%	453,578	7,081	6.24%	459,871	6,651	5.79%
Direct financing leases(1)	28,648	303	4.23%	28,728	306	4.26%	30,231	341	4.51%
Consumer and other loans(1)	26,577	274	4.12%	28,580	277	3.88%	23,662	368	6.22%
Total loans and leases receivable(1)	1,470,891	17,686	4.81%	1,470,062	18,284	4.98%	1,460,931	18,016	4.93%
Mortgage-related securities(2)	136,330	613	1.80%	140,086	615	1.76%	149,414	567	1.52%
Other investment securities(3)	36,106	158	1.75%	37,765	161	1.70%	34,042	131	1.54%
FHLB and FRB stock	3,949	25	2.53%	4,229	24	2.26%	2,163	21	3.88%
Short-term investments	44,478	152	1.37%	49,584	141	1.14%	103,549	163	0.63%
Total interest-earning assets	1,691,754	18,634	4.41%	1,701,726	19,225	4.52%	1,750,099	18,898	4.32%
Non-interest-earning assets	85,768			81,798			67,884
Total assets	$1,777,522			$1,783,524			$1,817,983
Interest-bearing liabilities
Transaction accounts	$240,035	364	0.61%	$231,720	288	0.50%	$182,743	113	0.25%
Money market	588,811	700	0.48%	588,787	659	0.45%	632,415	758	0.48%
Certificates of deposit	57,716	150	1.04%	54,530	133	0.98%	63,581	152	0.96%
Wholesale deposits	346,641	1,494	1.72%	375,530	1,578	1.68%	465,273	1,847	1.59%
Total interest-bearing deposits	1,233,203	2,708	0.88%	1,250,567	2,658	0.85%	1,344,012	2,870	0.85%
FHLB advances	103,401	351	1.36%	87,386	279	1.28%	4,991	18	1.44%
Other borrowings(4)	24,400	411	6.74%	24,494	532	8.69%	24,976	435	6.97%
Junior subordinated notes	10,013	281	11.23%	10,009	277	11.08%	9,998	280	11.20%
Total interest-bearing liabilities	1,371,017	3,751	1.09%	1,372,456	3,746	1.09%	1,383,977	3,603	1.04%
Non-interest-bearing demand deposit accounts	224,961			229,051			263,627
Other non-interest-bearing liabilities	15,376			14,531			11,098
Total liabilities	1,611,354			1,616,038			1,658,702
Stockholders’ equity	166,168			167,486			159,281
Total liabilities and stockholders’ equity	$1,777,522			$1,783,524			$1,817,983
Net interest income		$14,883			$15,479			$15,295
Interest rate spread			3.32%			3.43%			3.28%
Net interest-earning assets	$320,737			$329,270			$366,122
Net interest margin			3.52%			3.64%			3.50%

(1)
The average balances of loans and leases include non-performing loans and leases and loans held for sale. Interest income related to non-performing loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.

(2)	Includes amortized cost basis of assets available for sale and held to maturity.

(3)	Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.

(4)	Average rate of other borrowings reflects the cost of prepaying a secured borrowing during the second quarter of 2017.

(5)	Represents annualized yields/rates.

NET INTEREST INCOME ANALYSIS (CONTINUED)

(Unaudited)	For the Nine Months Ended
(Dollars in thousands)	September 30, 2017			September 30, 2016
	Average Balance	Interest	Average Yield/Rate(5)	Average Balance	Interest	Average Yield/Rate(5)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$957,408	$31,861	4.44%	$934,615	$32,366	4.62%
Commercial and industrial loans(1)	451,352	19,863	5.87%	466,729	20,833	5.95%
Direct financing leases(1)	29,161	932	4.26%	30,683	1,039	4.51%
Consumer and other loans(1)	27,780	837	4.02%	25,581	923	4.81%
Total loans and leases receivable(1)	1,465,701	53,493	4.87%	1,457,608	55,161	5.04%
Mortgage-related securities(2)	140,705	1,845	1.75%	145,599	1,721	1.58%
Other investment securities(3)	37,466	480	1.71%	32,518	381	1.56%
FHLB and FRB stock	3,779	73	2.58%	2,482	61	3.28%
Short-term investments	48,375	415	1.14%	107,369	472	0.59%
Total interest-earning assets	1,696,026	56,306	4.43%	1,745,576	57,796	4.41%
Non-interest-earning assets	82,628			75,969
Total assets	$1,778,654			$1,821,545
Interest-bearing liabilities
Transaction accounts	$221,526	885	0.53%	$164,278	273	0.22%
Money market	601,455	2,019	0.45%	650,864	2,453	0.50%
Certificates of deposit	55,888	415	0.99%	67,440	446	0.88%
Wholesale deposits	374,083	4,720	1.68%	478,038	5,789	1.61%
Total interest-bearing deposits	1,252,952	8,039	0.86%	1,360,620	8,961	0.88%
FHLB advances	83,987	784	1.24%	8,941	68	1.01%
Other borrowings(4)	24,933	1,401	7.49%	26,982	1,357	6.71%
Junior subordinated notes	10,009	832	11.08%	10,101	835	11.02%
Total interest-bearing liabilities	1,371,881	11,056	1.07%	1,406,644	11,221	1.06%
Non-interest-bearing demand deposit accounts	228,231			246,238
Other non-interest-bearing liabilities	13,726			11,126
Total liabilities	1,613,838			1,664,008
Stockholders’ equity	164,816			157,537
Total liabilities and stockholders’ equity	$1,778,654			$1,821,545
Net interest income		$45,250			$46,575
Interest rate spread			3.36%			3.35%
Net interest-earning assets	$324,145			$338,932
Net interest margin			3.56%			3.56%

(1)
The average balances of loans and leases include non-performing loans and leases and loans held for sale. Interest income related to non-performing loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.

(2)	Includes amortized cost basis of assets available for sale and held to maturity.

(3)	Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.

(4)	Average rate of other borrowings reflects the cost of prepaying a secured borrowing during the second quarter of 2017.

(5)	Represents annualized yields/rates.

SELECTED FINANCIAL TRENDS

PERFORMANCE RATIOS

	For the Three Months Ended					For the Nine Months Ended
(Unaudited)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	September 30, 2017	September 30, 2016
Return on average assets (annualized)(1)	0.58%	0.42%	0.77%	0.89%	0.59%	0.59%	0.80%
Return on average equity (annualized)(1)	6.22%	4.50%	8.31%	9.82%	6.69%	6.36%	9.26%
Efficiency ratio	66.56%	65.39%	70.85%	57.52%	63.63%	67.55%	62.35%
Interest rate spread	3.32%	3.43%	3.31%	3.70%	3.28%	3.36%	3.35%
Net interest margin	3.52%	3.64%	3.51%	3.91%	3.50%	3.56%	3.56%
Average interest-earning assets to average interest-bearing liabilities	123.39%	123.99%	123.50%	125.33%	126.45%	123.63%	124.10%

(1)
Results for the three and nine months ended September 30, 2016 have been adjusted to reflect early adoption of ASU 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.”

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Non-performing loans and leases	$33,232	$37,162	$37,519	$25,194	$25,712
Foreclosed properties	2,585	2,585	1,472	1,472	1,527
Total non-performing assets	35,817	39,747	38,991	26,666	27,239
Performing troubled debt restructurings	275	702	702	717	732
Total impaired assets	$36,092	$40,449	$39,693	$27,383	$27,971

Non-performing loans and leases as a percent of total gross loans and leases	2.26%	2.55%	2.53%	1.74%	1.76%
Non-performing assets as a percent of total gross loans and leases plus foreclosed properties	2.44%	2.72%	2.63%	1.83%	1.86%
Non-performing assets as a percent of total assets	2.01%	2.25%	2.17%	1.50%	1.54%
Allowance for loan and lease losses as a percent of total gross loans and leases	1.36%	1.49%	1.46%	1.44%	1.37%
Allowance for loan and lease losses as a percent of non-performing loans and leases	59.95%	58.33%	57.75%	83.00%	78.05%

Criticized assets:
Substandard	$36,747	$39,011	$46,299	$34,299	$32,135
Doubtful	5,055	6,658	—	—	—
Foreclosed properties	2,585	2,585	1,472	1,472	1,527
Total criticized assets	$44,387	$48,254	$47,771	$35,771	$33,662
Criticized assets to total assets	2.49%	2.73%	2.65%	2.01%	1.90%

NET CHARGE-OFFS (RECOVERIES)

(Unaudited)	For the Three Months Ended					For the Nine Months Ended
(Dollars in thousands)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	September 30, 2017	September 30, 2016
Charge-offs	$3,230	$3,757	$209	$344	$1,656	$7,196	$3,250
Recoveries	(5)	(112)	(391)	(194)	(32)	(508)	(177)
Net charge-offs (recoveries)	$3,225	$3,645	$(182)	$150	$1,624	$6,688	$3,073
Net charge-offs (recoveries) as a percent of average gross loans and leases (annualized)	0.88%	0.99%	(0.05)%	0.04%	0.44%	0.61%	0.28%

CAPITAL RATIOS

	As of and for the Three Months Ended
(Unaudited)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Total capital to risk-weighted assets	11.91%	11.91%	11.55%	11.74%	11.44%
Tier I capital to risk-weighted assets	9.43%	9.33%	9.16%	9.26%	9.02%
Common equity tier I capital to risk-weighted assets	8.86%	8.77%	8.60%	8.68%	8.45%
Tier I capital to adjusted assets	9.39%	9.28%	9.26%	9.07%	8.75%
Tangible common equity to tangible assets	8.69%	8.68%	8.47%	8.42%	8.36%

SELECTED OTHER INFORMATION
Loan and Lease Receivable Composition

(Unaudited)	As of
(in thousands)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Commercial real estate:
Commercial real estate - owner occupied	$182,755	$183,161	$183,016	$176,459	$169,170
Commercial real estate - non-owner occupied	461,586	468,778	492,366	473,158	483,540
Land development	41,499	46,500	52,663	56,638	60,348
Construction	115,660	104,515	91,343	101,206	110,426
Multi-family	125,080	124,488	107,669	92,762	73,081
1-4 family	40,173	38,922	40,036	45,651	46,341
Total commercial real estate	966,753	966,364	967,093	945,874	942,906
Commercial and industrial	447,223	437,955	458,778	450,298	464,920
Direct financing leases, net	28,868	29,216	29,330	30,951	29,638
Consumer and other:
Home equity and second mortgages	7,776	7,973	8,237	8,412	5,390
Other	17,447	17,976	18,859	16,329	16,610
Total consumer and other	25,223	25,949	27,096	24,741	22,000
Total gross loans and leases receivable	1,468,067	1,459,484	1,482,297	1,451,864	1,459,464
Less:
Allowance for loan and lease losses	19,923	21,677	21,666	20,912	20,067
Deferred loan fees	1,354	1,309	1,326	1,189	1,167
Loans and leases receivable, net	$1,446,790	$1,436,498	$1,459,305	$1,429,763	$1,438,230

SELECTED OTHER INFORMATION (CONTINUED)
Deposit Composition

(Unaudited)	As of
(in thousands)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Non-interest-bearing transaction accounts	$253,320	$241,577	$227,947	$252,638	$258,423
Interest-bearing transaction accounts	251,355	231,074	205,912	183,992	192,482
Money market accounts	527,705	593,487	616,557	627,090	603,872
Certificates of deposit	58,144	54,067	53,865	58,454	62,197
Wholesale deposits	333,200	354,393	388,433	416,681	449,225
Total deposits	$1,423,724	$1,474,598	$1,492,714	$1,538,855	$1,566,199
Trust Assets

(Unaudited)	As of
(in thousands)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Trust assets under management	$1,240,014	$1,164,433	$1,126,835	$977,015	$935,584
Trust assets under administration	176,472	173,931	176,976	227,360	231,825
Total trust assets	$1,416,486	$1,338,364	$1,303,811	$1,204,375	$1,167,409

NON-GAAP RECONCILIATIONS
Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

TANGIBLE BOOK VALUE
“Tangible book value per share” is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. “Tangible common equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in period-to-period changes in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible common equity to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands, except per share amounts)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Common stockholders’ equity	$166,781	$165,234	$164,134	$161,650	$159,931
Goodwill and other intangible assets	(12,735)	(12,760)	(12,774)	(12,773)	(12,762)
Tangible common equity	$154,046	$152,474	$151,360	$148,877	$147,169
Common shares outstanding	8,758,923	8,716,018	8,718,307	8,715,856	8,717,299
Book value per share	$19.04	$18.96	$18.83	$18.55	$18.35
Tangible book value per share	17.59	17.49	17.36	17.08	16.88

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS
‘‘Tangible common equity to tangible assets’’ is defined as the ratio of common stockholders’ equity reduced by intangible assets, if any, divided by total assets reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. The information below reconciles tangible common equity and tangible assets to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Common stockholders’ equity	$166,781	$165,234	$164,134	$161,650	$159,931
Goodwill and other intangible assets	(12,735)	(12,760)	(12,774)	(12,773)	(12,762)
Tangible common equity	$154,046	$152,474	$151,360	$148,877	$147,169
Total assets	$1,785,656	$1,768,928	$1,800,590	$1,780,699	$1,772,438
Goodwill and other intangible assets	(12,735)	(12,760)	(12,774)	(12,773)	(12,762)
Tangible assets	$1,772,921	$1,756,168	$1,787,816	$1,767,926	$1,759,676
Tangible common equity to tangible assets	8.69%	8.68%	8.47%	8.42%	8.36%

EFFICIENCY RATIO
“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of losses or gains on foreclosed properties, other discrete items that are unrelated to the Company’s primary business activities and amortization of other intangible assets, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less realized gains or losses on securities, if any. In the judgment of the Company’s management, the adjustments made to non-interest expense and operating revenue allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items. The information provided below reconciles the efficiency ratio to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended					For the Nine Months Ended
(Dollars in thousands)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	September 30, 2017	September 30, 2016
Total non-interest expense	$14,231	$14,221	$13,560	$14,523	$15,753	$42,012	$41,910
Less:
Net loss on foreclosed properties	—	—	—	29	—	—	93
Amortization of other intangible assets	14	14	14	14	16	41	48
SBA recourse provision	1,315	774	6	1,619	375	2,095	449
Impairment of tax credit investments	112	112	113	171	3,314	338	3,520
Deconversion fees	—	101	—	794	—	101	—
Total operating expense	$12,790	$13,220	$13,427	$11,896	$12,048	$39,437	$37,800
Net interest income	$14,883	$15,479	$14,888	$16,753	$15,295	$45,250	$46,575
Total non-interest income	4,339	4,738	4,063	3,931	3,640	13,140	14,057
Less:
Gain on sale of securities	5	1	—	3	—	6	7
Total operating revenue	$19,217	$20,216	$18,951	$20,681	$18,935	$58,384	$60,625
Efficiency ratio	66.56%	65.39%	70.85%	57.52%	63.63%	67.55%	62.35%